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                                                                    Exhibit 99.1
May 21, 2002

PRESS RELEASE

SOURCE: Sideware Systems Inc. (TSE: SYD.U and OTCBB: SDWS), KnowledgeMax, Inc.
        (New KnowledgeMax trading Symbol  (OTCBB: KWMX))

              KNOWLEDGEMAX AND SIDEWARE ANNOUNCE CLOSING OF MERGER

                 SIDEWARE COMPLETES PARTIAL SALE OF CHALK MEDIA.


McLean, VA - KnowledgeMax and Sideware Systems, Inc. jointly announced today the closing of their previously announced merger, and the reincorporation of the combined company in Delaware. The combined company will be called "KnowledgeMax, Inc." after the merger.

"On behalf of the Board of Directors and Shareholders of KnowledgeMax, we are all pleased that the merger is now complete," said Lin Pearce, Chairman of KnowledgeMax. "Together we can now focus all of our employees and resources on growing our business to the fullest."

"The completion of this merger concludes the process of transition of Sideware into the Knowledge and Learning markets," said Jim Speros, who was formerly President and CEO of Sideware Systems and will serve as President of KnowledgeMax following the merger. "Although the Sideware name will no longer exist, its key assets, including one of the industry's best eCRM products and its remaining ownership interest in Chalk Media, will become a valuable part of the success of KnowledgeMax."

In connection with the closing of the merger, Sideware also announced the second closing of its previously announced sale of shares of Chalk Media Corp., a recently established holding company that is the parent company of The Chalk Group. In connection with the second closing, Sideware sold back to Chalk Media 4,933,129 Chalk Media common shares for $450,000(US). Chalk Media Corp. has now repurchased a total of 10,973,756 of its common shares from Sideware for aggregate proceeds of approximately $1,000,000(US). To finance these repurchases, Chalk Media has raised capital from a group of investors including Grant Sutherland, a former director and Chairman of Sideware and Sideware's largest stockholder.

In connection with the consummation of the Chalk Media share repurchase, KnowledgeMax agreed to modify some closing conditions of the merger agreement that would have required Sideware to raise at least $3,000,000(US), which includes the raising or depositing into escrow of $2,000,000(US) in connection with the disposition of some or all of its interest in The Chalk Group, before the merger could be finalized. To date, Sideware has raised over $2,350,000 of the $3,000,000 requirement, including $1,350,000 of new capital raised through equity issuances in February and the sale of a portion of its interest in Chalk Media for approximately $1,000,000.

Following the merger, KnowledgeMax will own an approximate 30% interest in The Chalk Group through its remaining shareholdings of Chalk Media and have the option to purchase warrants of 500,000 common shares of Chalk Media. The $2,350,000(US) raised to date and the 30% of the Chalk Group still owned by KnowledgeMax, coupled with the placement into escrow of 5,500,000 Sideware common shares owned by Messrs. Sutherland and Speros immediately prior to closing of the merger, was deemed to have satisfied the spirit of these closing conditions of the merger agreement, and waivers were approved by both Sideware and KnowledgeMax's Board of Directors.

As part of the Merger modifications, Chalk Media will retain the right to repurchase the remaining shares of Chalk Media still held by KnowledgeMax for $1,000,000(US) on or before July 31, 2002. If Chalk Media does not repurchase these shares, KnowledgeMax will have the right but not the obligation to sell its remaining shares of Chalk Media to Messrs. Speros and Sutherland in


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consideration for the cancellation of up to an aggregate of 5,500,000 shares of the company's stock owned by Messrs. Speros and Sutherland and placed in escrow immediately prior to the closing.

ABOUT SIDEWARE SYSTEMS AND KNOWLEDGEMAX, INC.:

Sideware (now known as KnowledgeMax) is based in McLean, VA, and trades on the Toronto Stock Exchange (SYD.U) and the OTC Bulletin Board (SDWS). The new trading symbol for the OTCBB will be KWMX. The Company is focused on eLearning through KnowledgeMax, which provides organizations with eBusiness systems for purchasing knowledge and learning products and services, and its minority interest in The Chalk Group. KnowledgeMax has developed a customizable "Knowledge Resource Center" which is a one-stop system for providing employees of Fortune 1000 companies with books, online courses, training videos, audio, and other knowledge and learning resources. Complementary premium services allow for the management and delivery of client-developed content and "information on demand." Some of its customers include IBM (NYSE: IBM), Accenture (NYSE: ACN), the International Society for Performance Improvement (ISPI) and the National Association of Manufacturers (NAM).

http://www.knowledgemax.com

ABOUT THE CHALK GROUP:

Chalk Media Service Corp. (Chalk Media) is the producer of the television show "Dave Chalk's Computer Life" and a leading provider of innovative learning solutions that help organizations use education to meet business objectives. Combining expertise in TV production, web development and instructional design, Chalk Media produces high quality rich media content, using proven and established technologies. Chalk Media creates effective learning tools that educate employees, partners and customers about our clients' products and services. With offices in Vancouver and Toronto, Chalk Media's reach spans the Internet, television, radio and print. Chalk has provided marketing and training consultation, content, delivery and support for companies such as Microsoft (NASDAQ: MSFT), Royal Bank and Telus.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, growth and revenue opportunities, management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Sideware and KnowledgeMax are unable to transition or obtain customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Sideware's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2001, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Sideware's results could differ materially from Sideware's expectations in these statements. For further discussion of important risk factors that may materially affect management's estimates, Sideware's or KnowledgeMax's results, and the forward-looking statements herein, please see the risk factors contained in Sideware's SEC filings.

Subject company: Sideware Systems Inc. (Exchange Act File No. 000-29974)

SIDEWARE/KNOWLEDGEMAX CONTACT:

Lou Capannelli, Investor Relations, 703-893-1800 x261 lcapannelli@knowledgeMax.com

CHALK CONTACT:

Lin Strom 604-453-8658 lstrom@chalk.com

SOURCE: Sideware Systems, Inc.; KnowledgeMax, Inc.